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                                                                Exhibit 10.27

             FIRST AMENDMENT TO OWENS-ILLINOIS, INC.
              DIRECTORS DEFERRED COMPENSATION PLAN

     Pursuant to the authority reserved to the Committee (the "Committee") of the Board of Directors of Owens-Illinois, Inc. (the "Company") appointed to administer the Owens-Illinois, Inc. Directors Deferred Compensation Plan (the "Plan") under Section 8 of the Plan, the Committee hereby amends the Plan as follows:

     1. Section 2 of the Plan is amended by the addition thereto of the following new definition:

          "Executive Compensation Committee" means a committee comprised of the Company's Chief Financial Officer, the Company's General Counsel, and the Company's Director of Compensation and Benefits. In the event of a vacancy in any one or more of such offices or positions within the Company, any corresponding vacancy on the Executive Compensation Committee shall be filled by the officer or employee of the Company who succeeds to the duties of such vacant office or position or by another officer or employee of the Company designated by the Board.

     2.  Section 6.1 of the Plan is amended to read, in its entirety, as follow:

          All amounts deferred under the Plan shall be credited by the Company, as of the date such amounts would otherwise be payable to the Director in the absence of a Deferral Election, to the Director's Account, and shall, until paid or distrib-uted in full, accrue interest, compounded monthly, at an annual rate equal from time to time to the average annual yield on domestic corporate bonds of Moody's A-rated companies (as most recently reported in the Survey of Current Business published by the United States Department of Commerce or a successor publication) or at such other rate as the Board may at any time and from time to time designate prospectively; provided, however, that no such action taken by the Board after the date of an installment payment election (or of the modification of any such previous election) pursuant to
          Section 7 hereof shall operate to reduce the rate of interest on the unpaid balance of the amount payable pursuant to such election (or modification) to less than the rate which would have been in effect hereunder in the absence of such action by the Board.







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     3.  Section 7 of the Plan is amended to read, in its entirety, as follows:

     7.   PAYMENT OF ACCOUNT BALANCES.

          7.1 The entire amount credited to a Director's Account, including accrued interest to the date of payment, shall become payable upon termination of the Director's membership on the Board for any reason. Amounts so payable shall be paid to the Director in cash in a lump sum or, if and to the extent the Director has so elected in writing:

               (a)  at or before the time of his Deferral
               Elections; or

               (b) thereafter, but only with the consent of the Executive Compensation Committee pursuant to
               Section 7.5 hereof, except that a Director's initial election under this Section 7.1(b) will be effective without the consent of the Executive Compensation Committee if made no later than one
               (1) month after the later of (i) the date of adoption of the First Amendment to the Plan or
               (ii) the effective date of such Amendment,

          in such number, not to exceed 15, of equal annual installments as the Director has so elected plus interest on the unpaid balance at the rate from time to time called for under Section
          6.1 of the Plan.

          7.2 In the event of a Director's death before or after his termination of Board membership but before his Account plus interest has been paid to him in full, the entire amount then credited to his Account, including accrued interest to the date of payment, shall be paid, to the beneficiary or beneficiaries named by him in a written designation filed with the Company (or, in the absence of such a designation, to his estate), in cash in a lump sum or, if and to the extent the Director has made an election of installment payments under
          Section 7.1 hereof, in accordance with such election.

          7.3 All payments hereunder shall be made or commenced as soon as practicable after a Director's termination of Board membership but in no event later than March 31 of the follow-ing year.

          7.4 A Director with respect to whom any amount first becomes payable under this Plan on or after March 1, 1996 may revoke or modify any previous election under Section 7.1 hereof by subsequent written notice to and, if required as hereinafter provided, with the consent of the Executive Compensation Committee. Any such revocation or modification of a previous


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          election will be effective without the consent of the Execu-
          tive Compensation Committee only to the extent that it applies to amounts credited to the electing Director's Account there-after. Any such revocation or modification applicable to any other portion of his Account will be subject to the consent of the Executive Compensation Committee pursuant to Section 7.5 hereof.

          7.5 The Executive Compensation Committee shall grant or deny its consent to an election under Section 7.1(b) hereof, if required, or to a revocation or modification of a previous election under Section 7.4, if required, as soon as administratively practicable after its receipt of written notice thereof and shall promptly notify the Director of its action with respect thereto. In granting or denying such consent the Executive Compensation Committee shall consider and take into account the form in which benefits, if any, are payable with respect to the Director under any other applicable Company plan or arrangement; the interests of the Director and/or his beneficiary or beneficiaries and of other Directors and/or their beneficiaries; the effect of such election (or of such revocation or modification of a previous election) on the Company's current and projected future finan-cial condition in the context of other similar elections under this Plan and all other Company plans or arrangements for the benefit of its Directors and/or employees; and such other factors and circumstances as the Executive Compensation Committee, in its discretion, deems relevant. All actions of the Executive Compensation Committee shall be taken by majority vote at a meeting or by majority approval in writing in lieu of a meeting and shall be final and binding on all parties interested therein.

     4. This First Amendment shall be effective on or as of March 1, 1996. In all other respects the Plan shall remain in full force and effect as originally adopted effective December 31, 1993.

     IN WITNESS WHEREOF, the Committee has caused this First Amendment to be executed by a duly authorized officer of the Company as of the 15th day of January, 1996.

                                   OWENS-ILLINOIS, INC.


                                   By  /s/ Thomas L. Young
                                      --------------------
                                        Vice President
Attest:


 /s/ James W. Baehren
------------------------
     Assistant Secretary

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